Exhibit 16.1

                          [Letterhead of Ernst & Young]


October 30, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549



Gentlemen:

We have read Item 4 of Form 8-K dated October 30, 2001, of ITSA Ltd. and are in agreement with the statements contained in the second paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in the above referenced filing.


                             Very truly yours,

                               ERNST & YOUNG
                          Auditores Independentes S.C.


                               /s/ Sergio Citeroni
                                 Sergio Citeroni
                                     Partner